SOURCE CODE SOFTWARE MASTER LICENSE AGREEMENT

                THIS SOFTWARE LICENSE AGREEMENT  (“Agreement”) is made and entered into this 1st day of November , 2007 (the “Effective Date”) by and between 3dmaxmedia Technologies & Healthcare Inc, a Delaware Corporation, with its offices at 1240 N. Fairfax Avenue, Suite A, West Hollywood, CA 90046 hereinafter referred as “3dmaxmedia” and Zuma360 Software Inc, a Delaware Corporation, with its offices at 6911 Hayvenhurst Avenue, suite 101, Van Nuys, CA 91406 hereinafter referred as “licensee” or “Master licensee”.

RECITALS

                A. 3dmaxmedia Inc is the owner of its flagship real-time 3D Visualizer software collectively known as Zuma technology running under Microsoft’s Operating System XP, the Software and Documentation with the following versions: Zuma Pro 4.0, Zuma Live, Zuma Lite, Zuma Active X, Zuma Personal Edition 3.3 (as defined below). Zuma Pro 4.0 consists of over 400,000 lines of Java Code. Zuma Live 1.0 consists of over 450,000 lines of Microsoft .NET code. Zuma Lite has over 350,000 lines of Microsoft ..NET code and Zuma Active X has over 300,000 lines of Microsoft .NET code.

                B. 3dmaxmedia desires to grant to Licensee and Licensee desires to obtain from 3dmaxmedia, an exclusive license to use the Software and Documentation solely in accordance with the terms and on the conditions set forth in this Agreement.

                NOW, THEREFORE, the parties hereto agree as follows:

1. DEFINITIONS.

1.1.          “As-is-Where-is Basis” shall mean that the licensee is responsible for testing and debugging the software after making the necessary changes. 3dmaxmedia shall have no warranty obligations with respect to any failures of the Software.

1.2           “Derivative Products” shall mean computer programs in machine readable object code or source code form developed or otherwise acquired by Licensee which are a modification of, enhancement to, derived from or based upon the Software.

1.3           “Designated Equipment” shall mean the hardware products identified on Exhibit “A” with which the Software is licensed for use.

1.4           “Documentation” shall mean all manuals, user documentation, and other related materials pertaining to the Software which are furnished to Licensee by 3dmaxmedia in connection with the Software.

1.5           “Software” shall mean the computer programs in machine readable object code and source code form listed in Exhibit “A” attached hereto and any subsequent error corrections or updates supplied to Licensee by 3dmaxmedia pursuant to this Agreement.

2. GRANT OF RIGHTS AS EXCLUSIVE MASTER LICENSEE

2.1           3dmaxmedia hereby grants, and Licensee hereby accepts, subject to the terms and conditions of this Agreement, a world-wide, exclusive, unlimited master license (i) to use and modify the Software in source code form to create Derivative Products and (ii) to use, manufacture, reproduce, have reproduced, sublicense, market and distribute the Documentation and the Software and any Derivative Products in object code form for use with the respective Designated Equipment identified on Exhibit “A” attached hereto from the Effective Date hereof until terminated in accordance herewith. Licensee has the rights to transfer or reassign this agreement to another legal entity as outlined in Sections 2.1.1 and 15.

2.2           Licensee has the rights to market the licensed Zuma products either in their current form or Licensee may undertake further enhancements and modifications prior to marketing.

2.3           Licensee has complete and unrestricted use of all assets in the current Zuma Pro v4.0, Zuma Live 1.0, Zuma Lite 1.0 and Zuma Active X 1.0 release and beta versions excepting those owned by 3rd party developers as well as all resources in the Licensees current in-house developers version.

2.4           Licensee shall have the right to copy or reproduce the Software and Documentation in order to make the necessary modifications outlined in 2.2, in whole or in part, to make Derivative Products to license to End Users the object code version of the Software for use on designated systems. Licensee agrees that the Software is 3dmaxmedia’s confidential information and shall treat and handle confidential information in accordance with the provisions of Article 16. Licensee shall be responsible for the payment of royalties due to 3dmaxmedia as set forth in the Royalty Payment Schedule attached hereto as Exhibit “A” based on any licenses granted by Licensee.

2.5           Upon 3dmaxmedia’s written request, but not more than once per calendar year, Licensee agrees to inform 3dmaxmedia of its efforts to commercialize the Software and/or Licensee’s Derivative Products.

2.6           Licensee agrees to comply by the terms and conditions of WildTangent Inc so long as Licensee utilizes WildTangent’s web driver technology which is part of Zuma Pro 4.0 software. 3dmaxmedia expressly states that it has the rights to sublicense WildTangent driver technology to be included as part of Zuma technology and Licensor agrees to pay the WildTangent royalty fees based upon the fees collected from Licensee pursuant to the Royalty Payment Schedule attached hereto as Exhibit “A”).

3. DELIVERY.

3.1           3dmaxmedia shall deliver to Licensee a master copy of the Software licensed hereunder in object code form suitable for reproduction, together with a copy of the Software in source code form on an As-is-where-is basis. 3dmaxmedia shall deliver the foregoing in electronic files only.

4. MODIFICATIONS.

4.1           Licensee has exclusive, perpetual, unlimited, Worldwide, unrestricted access to the source code, object code and any derivative products and furthermore may incorporate any extensions, features, modifications, enhancements, and/or plug-ins at its sole discretion. Along with the source code, 3dmaxmedia shall provide exclusive access to its existing users, clients, Zuma design documents, source code and utilities, customer list, and other existing business relationships and partnerships along with the list of potential business relationships under different stages of negotiations.

4.2           3dmaxmedia has currently sub-licensed Zuma Pro 4.0 source code to Rik Henderson, a former employee of 3dmaxmedia on a royalty sharing basis. 3dmaxmedia will continue to hold the royalty rights of Rik Henderson. Any and all future sub licensing, royalty arrangements, OEM deals and other transactions shall be exclusively executed by the licensee. In addition, 3dmaxmedia agrees not to compete with the licensee and shall be restricted to participate in any form of business venture with other entities that are in competition with Zuma technology as long as this agreement is in force.

4.3           Licensee may modify the Zuma source code in various ways, including but not limited to computer operating systems versions, hardware/software platforms, and back-end Graphics engines.

4.4           Licensee shall receive the first Right of Refusal if 3dmaxmedia intends to sell its Intellectual property rights, royalties and other technologies.

5. DERIVATIVE PRODUCTS.

5.1           TITLE TO INCORPORATED SOFTWARE. Title to and ownership of any portion of the Software or Documentation incorporated into a Derivative Product shall at all times remain with 3dmaxmedia and/or its supplier, and Licensee shall not have any title or ownership interest therein;

5.2           TITLE TO DERIVATIVE PRODUCTS. Title to and ownership of any portion of a Derivative Product created by Licensee and not owned by 3dmaxmedia and/or its supplier pursuant to Section 5.1 above shall be held by Licensee.

5.3           INCORPORATION INTO OTHER SOFTWARE. Licensee may, in its discretion, incorporate the Software, Derivative Products or parts thereof, into other of its products, provided Licensee complies with the provisions of Article 2, 6, 7 and 8.

5.4           MAINTENANCE OF DERIVATIVE PRODUCTS. 3dmaxmedia shall not be required to maintain or otherwise repair any Derivative Products.

6. MASTER  LICENSE FEES AND ROYALTY PAYMENT TERMS.

6.1           LICENSE FEES. In consideration of the license rights granted in Article 2 above, Licensee shall pay the License Fees or other consideration for the Software, Documentation and any Derivative Products as set forth in Exhibit “A” attached hereto. Checks shall be made payable to 3dmaxmedia and shall be forwarded to the Office at 3dmaxmedia as follows: 6911 Hayvenhurst Avenue, suite 101, Van Nuys, CA 91406

6.2           TAXES AND OTHER CHARGES. Licensee shall be responsible for paying all (i) sales, use, excise, value-added, or other tax or governmental charges imposed on the licensing or use of the Software, Derivative Products or Documentation hereunder, (ii) freight, insurance and installation charges, and (iii) import or export duties or like charges.

6.3           BASIS FOR CALCULATION OF ROYALTY PAYMENTS. Royalties shall be payable to Licensor only to the extent the Software is used in the manufacture of, or incorporated into the Derivative Product. If any third party or Licensee proprietary technology is also incorporated in the Derivative Product and as Derivate source code is added by Licensee, the royalty due shall be reduced proportionately by assigning a percentage to the Derivative Code and any Derivative Work’s core technological elements, and by multiplying the Adjusted Gross Sales Revenue by that percentage (determined by dividing the total number of lines of Derivative code by the number of lines of original Software code) to determine the base for calculating the royalty due. This will not apply until and unless at least 15% or more of the Software has been changed.

Illustration:  a) Total number of Program lines of original licensed Zuma source code : 100,000 b) Total number of program lines of derivative source code added to Zuma source by Licensee : 20,000 and the total percentage of value addition is 20% ((20000/100000) * 100) c) If the original adjusted Gross sale revenue is $1000, the new adjusted gross sales revenue shall be $800 (ie 80% of the original adjusted gross value)

6.4           ADJUSTED GROSS SALES REVENUE. Means all revenues actually received by the Licensee from the sale of the Software or Derivative Products, less the following specific items related to the manufacture or sale of such Software or Derivative Products: Licensee created, designed and/or manufactured hardware, third party hardware or software, content bundles, 3d models and/or libraries not directly derived from Zuma source code; custom scenes created by secondary hardware; custom textures, modules; plug-ins, discounts, duties, refunds, returns, or offsets. Licensee will account multiple revenue line items separately and shall apply fair pricing to Zuma technology.

6.5           REFUNDS. If Licensee is required to refund any revenues that it received in a sale for which royalties were paid under this Agreement, Licensee will be entitled to a refund from Licensor of a portion of the royalties paid as a result of the sale that bears the same relationship to the royalty paid as a result of the sale as such portion refunded by Licensee bears to the total amount initially received by Licensee as a result of the sale (the “Refund Amount”).

6.5.1        Licensee may deduct the Refund Amount from the next payment of royalties due. If no further payments of royalties are due, Licensor will pay any unpaid portion of the Refund Amount to Licensee within 15 calendar days after receiving notice from Licensee.

6.6           AUDIT. For a period of three (3) years following the delivery of a report pursuant to Section 6.7 below, Licensee shall keep complete and accurate records of the number of copies of the Software sold or otherwise transferred and the media in which it was transferred to End Users by Licensee under the license granted by this Agreement in sufficient detail to enable the royalties payable hereunder to be determined accurately. Licensee shall permit an independent public accountant selected by 3dmaxmedia or its representatives, and approved by Licensee, such approval not to be unreasonably withheld, at 3dmaxmedia’s expense, to periodically examine its books, ledgers, and records during regular business hours for the purposes of and to the extent necessary to verify any report required under this Agreement. In the event that the amounts due to 3dmaxmedia are determined to have been underpaid, Licensee shall pay accrued interest at the prime rate plus one percent (1%), unless such interest is greater than the highest allowable rate by law in which case the interest rate shall be the highest allowable rate by law, together with the amount of monies underpaid, within ninety (90) days of notification by 3dmaxmedia of the underpayment.

6.7           REPORTS. For each year starting from January 1st of each year, Licensee shall deliver to 3dmaxmedia a true and accurate report setting forth in detail the number of copies of the Software sold. Such report shall include at least (a) the numbers of copies of Software that it has produced during the period; (b) the total number of End User licenses granted during the period; (c) the calculation of royalties thereon; and (d) the total royalties so computed and due to 3dmaxmedia for the reporting period. Simultaneously with the delivery of each such report, Licensee shall pay to 3dmaxmedia the amount, if any, due for the period covered by such report. If no payments are due, it shall be so reported.

7. PROTECTION OF SOFTWARE.

7.1           PROPRIETARY NOTICES. Licensee shall use the following notice, or such other reasonable notice as 3dmaxmedia shall from time to time require, on each copy of the Software. Such notice shall be loaded in the computer memory for use, display, or reproduction and shall be embedded in program source code and object code, in the video screen display, on the physical medium embodying the Software copy, and on any Documentation and sub-licensee reference manuals:

This product contains software technology licensed from 3dmaxmedia Inc, © 2006. All rights reserved.

This software and documentation constitute an unpublished work and contain valuable trade secrets and proprietary information belonging to 3dmaxmedia. 3DMAXMEDIA EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THIS SOFTWARE AND DOCUMENTATION, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR ANY PARTICULAR PURPOSE, AND WARRANTIES OF PERFORMANCE, AND ANY WARRANTY THAT MIGHT OTHERWISE ARISE FROM COURSE OF DEALING OR USAGE OF TRADE. NO WARRANTY IS EITHER EXPRESS OR IMPLIED WITH RESPECT TO THE USE OF THE SOFTWARE OR DOCUMENTATION. Under no circumstances shall 3dmaxmedia be liable for incidental, special, indirect, direct or consequential damages or loss of profits, interruption of business, or related expenses which may arise from use of software or documentation, including but not limited to those resulting from defects in software and/or documentation, or loss or inaccuracy of data of any kind.

7.2           OWNERSHIP. Licensee further acknowledges that all copies of the Software in any form provided by 3dmaxmedia are the sole property of 3dmaxmedia and/or its suppliers. Any derivative products created by the Licensee are the sole property of the licensee as outlined in Section 5.1 and 5.2.

7.3           SUBLICENSES. Licensee has unrestricted rights to sublicense the source code of the Software or any portion thereof is granted hereunder. In addition, Licensee has unlimited rights to sublicense the object code of the Software or any portion thereof included in any Derivative Product to customers of Licensee. In the event that Licensee wishes to sublicense the object code of the Software included in a Derivative Product to customers of Licensee, Licensee agrees to include, without substantive alteration, the terms and conditions set forth in Exhibit “B” attached hereto as part of the sublicense agreement. Licensee agrees to use its best efforts to enforce the obligations of its sublicense agreements and to inform 3dmaxmedia of any known breach of such obligations. 3dmaxmedia shall have the right to enforce the terms of each sublicense agreement.

7.3.1        SOURCE CODE SUBLICENSE. Licensee has exclusive rights to grant source code sublicense agreements to Licensee’s clients on a case by case basis. Licensee agree to negotiate in good faith in granting such source code sublicenses to Licensee’s clients and keep 3dmaxmedia informed in writing.

7.4           COPIES. Licensee may make copies of the source code as necessary for the creation of Derivative Products and licensee shall at all times make the best efforts to protect the source code of 3dmaxmedia. Licensee shall enter into a non-disclosure and confidentiality agreement with internal and external software developers who may have access to the source code.

8. CONFIDENTIALITY.

8.1           Licensee agrees to protect the confidentiality of the Software and the Documentation in the same manner as it protects its own proprietary information. Licensee shall inform Users and its employees having access to the Software or the Documentation and the Users of licensee’s obligations of restrictions regarding use, disclosure and copying of Licensed Software or Documentation.

8.2           INJUNCTIVE RELIEF. Licensee acknowledges that the unauthorized use, transfer or disclosure of the Software, Derivative Products, Documentation or copies thereof will (i) substantially diminish the value to 3dmaxmedia of the trade secrets and other proprietary interests that are the subject of this Agreement; (ii) render 3dmaxmedia’s remedy at law for such unauthorized use, disclosure or transfer inadequate; and (iii) cause irreparable injury in a short period of time. If Licensee breaches any of its obligations with respect to the use or confidentiality of the Software, Derivative Products or Documentation, 3dmaxmedia shall be entitled to equitable relief to protect its interests therein, including, but not limited to, preliminary and permanent injunctive relief.

8.3           SURVIVAL. Licensee’s obligations under this Article 8 will survive the termination of this Agreement or of any license granted under this Agreement for whatever reason.

9. WARRANTIES;

9.1           OWNERSHIP. 3dmaxmedia represents its belief that it is the owner of the entire right, title, and interest in and to Zuma Software, and that it has the sole right to grant licenses there under, and that it has not knowingly granted licenses there under to any other entity that would restrict rights granted hereunder except as stated herein.

9.2           AS-IS-WHERE-IS-BASIS: 3dmaxmedia represents and warrants to Licensee that the Software is provided on an As-is-where-is basis and the licensee is responsible for testing and debugging the software after making the necessary changes. 3dmaxmedia shall have no warranty obligations with respect to any failures of the Software. Both parties agree that the software may include software bugs and the licensee will assume the responsibility of bug fixes, patches, updates and/or other modifications.

9.3           DISCLAIMER OF WARRANTIES. 3DMAXMEDIA DOES NOT REPRESENT OR WARRANT THAT THE SOFTWARE AND DOCUMENTATION ARE FREE OF ERRORS AND NOT ALL ERRORS ARE DOCUMENTED. THE SOFTWARE MAY CONTAIN MORE ERRORS THAN REPORTED. THERE ARE NO OTHER WARRANTIES RESPECTING THE SOFTWARE, DERIVATIVE PRODUCTS, DOCUMENTATION OR SERVICES PROVIDED HEREUNDER, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF DESIGN, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF 3DMAXMEDIA HAS BEEN INFORMED OF

SUCH PURPOSE. NO AGENT OF 3DMAXMEDIA IS AUTHORIZED TO ALTER OR EXCEED THE WARRANTY OBLIGATIONS OF 3DMAXMEDIA AS SET FORTH HEREIN.

10.  INDEMNIFICATION.

10.1         INTELLECTUAL PROPERTY INDEMNITY. In the event that an action is filed in a court of competent jurisdiction alleging that Licensed Software used within the scope of the License granted under this Agreement infringes any copyright, patent, trade secret, or similar proprietary right of any third party (“Infringement Action”), Licensor shall indemnify, defend and hold Licensee harmless from and against such Infringement Action and any and all costs, damages, penalties and expenses, including reasonable attorney fees, finally awarded in actions attributable to such claim, provided that (a) Licensee notifies Licensor in writing of the existence of such Infringement Action within 30 days after Licensee receives notice of it, (b) Licensor has sole control of the defense of the Infringement Action and all related settlement negotiations, and (c) Licensee provides all reasonable assistance and cooperation in such defense. Notwithstanding the foregoing, Licensor shall have no liability on account of any Infringement Action based on the combination, operation, or use of the Software with equipment, data or programming not supplied by the Licensor.

10.2         LICENSOR INDEMNIFICATION. Licensee shall indemnify and hold Licensor harmless from and against all demands, claims, or suits by any third party and any and all costs, damages, penalties and expenses, including reasonable attorney fees, arising out of or in connection with the use of the Software and Documentation or modification thereof, by Licensee, its employees, agents, or invitees, except to the extent any such demand, claim, or suit arises out of or in connection with Licensor’s breach of its obligations under this Agreement.

10.3         LIMITATION OF LIABILITY. In no event shall Licensor be liable to Licensee or any third party, under this Agreement or through the use of the Software and Documentation, for any amounts representing loss of profits, loss of data, loss of business, or indirect, consequential, or punitive damages of Licensee or such third party. Except as set forth in this Agreement, Licensor’s liability in contract, tort, or otherwise for direct damages to Licensee or any third party arising from this Agreement or the use of the Software is limited to credit for the amount of the applicable fees and royalties payable to Licensor under this Agreement.

11. INSURANCE.

11.1 Licensee shall carry and maintain paid up policies for adequate products liability insurance, with 3dmaxmedia identified as an additional insured, and Licensee shall provide 3dmaxmedia with proof of all such insurance, copies of all such policies, and any renewals thereof at 3dmaxmedia’s request. This clause shall apply only if the licensee decides to carry a Product Liability Insurance.

12. PATENTS, TRADEMARKS AND INVENTIONS.

12.1 Licensee hereby acknowledges that 3dmaxmedia has filed for a non-provisional patent with US Patent and Trademark Office (USPTO) with a patent-pending status under the title “ Cybernetic 3D music Visualizer ” on 01/25/2006 Claiming the benefit of provisional patent application #US 60/646, 427dt 1/25/2005 Under the full title “3D Music Visualizer Employing Object-oriented Scene Nodes Interpreter, Automatic Node Builder and Router, Multiple Blended Passive and Interactive control/Feedback Processes, Visual

Attack/Decay/Sustain/Releases, Symmetry-Enhanced Aesthetics, and Enhanced Human Ergonomics in a High-Dimensionality Synesthetic Cybernetic Multimedia Paradigm” . Licensee agrees that no claims be made by the licensee interfering with 3dmaxmedia’s patent claims or with any of the technology features of Zuma technology. In addition, 3dmaxmedia obtained its trademark for Zuma under the title “Zuma 3d Magic for Music” registered on Sep 27, 2005 (Reg# 3,001,177).

3dmaxmedia will provide “No Objection” letter to the licensee if licensee wishes to register any derivative names combining Zuma such as Zuma Live, Zumatron for trademark and copyright purposes.

13. DEFAULT AND TERMINATION.

13.1         EVENTS OF DEFAULT. This Agreement may be terminated by the non-defaulting party if any of the following events of default occur: (1) if either party materially fails to perform or comply with this Agreement or any provision hereof; (2) if either party fails to strictly comply with the provisions of Article 8 (Confidentiality) or makes an assignment in violation of Article 15 (Assignability); (3) if the Licensee or Licensor becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; (4) if a petition under any foreign, state, or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by the licensee ; or (5) if such a petition is filed against the Licensee or Licensor by any third party, or an application for a receiver is made by anyone and such petition or application is not resolved favorably within ninety (90) days. (6) if the licensee informs in writing its decision to discontinue its investments in Zuma technology due to factors like technology changes, market conditions or any other business reasons (7) If licensee is unable to commercialize the software within a period of 36 months due to whatever reasons, 3dmaxmedia at its sole discretion may consider it as a default and trigger the termination proceedings.

13.2         EFFECTIVE DATE OF TERMINATION. Termination due to a material breach of Articles 2 (Grant of Rights), 5 (Derivative Products), 7 (Protection of Software), or 8 (Confidentiality) shall be effective on notice. In all other cases, termination shall be effective thirty (30) days after notice of termination to the defaulting party if the defaults have not been cured within such thirty (30) day period.

13.3         OBLIGATIONS ON TERMINATION. Within ten (10) days after termination of this Agreement, Licensee shall cease and desist all use of the Software, Derivative Products and Documentation and shall return to 3dmaxmedia all full or partial copies of the Software, Derivative Products and Documentation in Licensee’s possession or under its control.

13.4         In the event of termination, Licensee shall settle all outstanding royalty payable to 3dmaxmedia within 7 days and 3dmaxmedia shall be entitled to receive any future royalties on any ongoing licensing deals made by the licensee with its clients.

14. NOTICES.

All notices, authorizations, and requests in connection with this Agreement shall be deemed given (i) five days after being deposited in the U.S. mail, postage prepaid, certified or registered, return receipt requested; or (ii) one day after being sent by overnight courier, charges prepaid, with a confirming fax; and addressed as first set forth above or to such other address as the party to receive the notice or request so designates by written notice to the other.

15. ASSIGNABILITY.

Licensee has unrestricted rights to transfer this Agreement to a third party by substantially selling its business interests of not less than 51%. In the event of such a transfer of this Agreement, 3dmaxmedia shall be entitled to receive its royalty fee as outlined in Exhibit A. Licensee agrees that any given time there will not be more than one legal entity that shall hold the master source code license in addition to other legal entities are sublicensed source code.

16. GOVERNING LAW; JURISDICTION AND VENUE.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (or, any exclusive federal jurisdiction, if applicable) shall have exclusive jurisdiction and venue over any dispute arising out of this Agreement, and Licensee hereby consents to the jurisdiction of such courts.

17. EXPORT REQUIREMENTS.

The Software, Derivative Products, Documentation and all related technical information or materials are subject to export controls and are licensable under the U.S. Government export regulations. Licensee will comply strictly with all legal requirements established under these controls and will not export, re-export, divert, transfer or disclose, directly or indirectly the Software, Derivative Products, Documentation and any related technical information or materials without the prior approval of the U.S. Department of Commerce.

18. SEVERABILITY.

18.1         If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

19. MISCELLANEOUS.

19.1         INTEGRATION CLAUSE. This Agreement and its exhibits contain the entire understanding and agreement between the parties respecting the subject matter hereof. This Agreement may not be supplemented, modified, amended, released or discharged except by an instrument in writing signed by each party’s duly authorized representative. All captions and headings in this Agreement are for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions. Any waiver by either party of any default or breach hereunder shall not constitute a waiver of any provision of this Agreement or of any subsequent default or breach of the same or a different kind.

19.2 Change of Control: The “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

19.3 It is understood by both parties that copies transmitted electronically that bear reproductions of a party’s signature will be deemed to be valid and binding as originals.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first set forth above.

3dmaxmedia, Inc

By ____________________

Title ___________________

Zuma360 Software Inc, Master Licensee

By ____________________

Title ____________________

EXHIBIT A

SOFTWARE AND CONSIDERATION

A1.          DESCRIPTION OF SOFTWARE: Zuma Pro 4.0 software (currently running under Microsoft XP written in Java software), Zuma Live 1.0 software, Zuma Lite 1.0 beta , Zuma Active X 1.0 beta (currently running under Microsoft XP/Vista written in . NET framework),

A2.          DESIGNATED PLATFORMS: Currently runs under Microsoft Windows based PC’s and it may run on other Operating systems and platforms

A3.          LICENSE FEE:                              $500,000 (Five hundred thousand dollars only)

Licensee fee shall be payable to 3dmaxmedia only if the licensee’s Cash and Cash equivalents exceed $3.5 million and Current Ratio is 4: 1 (current assets to current liabilities ratio excluding License fee of $500,000) (“Cash Test”) or if there is change of control as described in paragraph 19.2. Licensee shall make the above determination of Cash Test at the end of each quarter until satisfied.

A4.          ROYALTY: The following percentage of royalties based on the Adjusted Gross Sales (“Gross Sales” or “Adjusted Gross Sales”) of any and all Products/services/ subscription fees/ sublicense fees/ OEM bundling/ derivative products which utilize any Zuma technologyo technology components minus any finders fees, brokerage fees, if applicable, shall apply on an Annual basis:

For the first $2,000,000 sales –	2.0% of the Gross sales

Greater than $2,000,000 –	1.0% of the Gross Sales

A4.1         Excluding Wildtangent Royalties as referred in A4.4 below, all Royalty payments are payable on an Annual basis only if the licensee’s EBIDTA (earnings before Interest, depreciation, taxes and amortization) is greater than $1 million each year and the licensee’s working capital is greater than $2 million. If the above threshold limits are not satisfied, royalty payments shall be accumulated as outstanding royalties payable.

If there is a Change of Control in licensee’s organization structure as described in paragraph 19.2, all outstanding royalties and license fee are immediately payable and all future royalties shall be payable annually with no other conditions attached.

A4.2         ADJUSTED GROSS SALES Means all revenues actually received by the Licensee from the sale of the Software or Derivative Products, less the following specific items related to the manufacture or sale of such Software or Derivative Products: shipping costs, taxes, freight and insurance costs, costs of third party hardware or Software, content bundles, 3d models and/or libraries not directly derived from Zuma source code; custom scenes created by secondary hardware; custom textures, modules; plug-ins, discounts, duties, refunds, returns, or offsets.

A4.3         3dmaxmedia shall be entitled to its royalties only when Zuma technology is utilized.

A4.4         Licensee shall also pay any applicable Royalties on a quarterly basis to Wildtangent Inc (“WT Royalties”) which is 1.5% of the revenues generated using Wildtangent technology. This is in addition to Royalties payable to 3dmaxmedia Inc. Licensee shall pay WT Royalties to 3dmaxmedia and 3dmaxmedia will pay to Wildtangent Inc.

EXHIBIT B

REQUIRED PROVISIONS OF SUBLICENSES

Each sublicense agreement of Licensee for the purpose of licensing the right to use Software or any Derivative Product in object code form shall include, at a minimum, the following terms and conditions:

1. Each agreement shall grant the sub-licensee the right to use the Software or Derivative Product in object code form solely in connection with the Designated Equipment. Special license will be granted to sub licensee to modify source code by licensee.

2. The sub-licensee may not copy the Software or Derivative Product except that the sub-licensee may make one copy each for itself, its employees working on a further Derivative Product and/or its licensed Users for archival or backup purposes.

3. The sub-licensee shall acknowledge that the Software is the sole property of 3dmaxmedia and/or its suppliers including WildTangent Inc and that the Derivative Product is the sole property of the licensee and shall agree to respect and not remove, obliterate or cancel from view any copyright, trademark, confidentiality or other proprietary notice, mark or legend appearing on any Software Product or further Derivative Product, and to reproduce and include same on the archival or backup copy.

4. The sub-licensee shall agree not to modify, reverse engineer, disassemble, or decompile the Software, Derivative Products, or any portion thereof.

5. The sub-licensee shall agree that Licensee and not 3dmaxmedia shall be responsible for any support to sub-licensee. Under no circumstances will 3dmaxmedia be liable for any consequential, indirect, special, or incidental damages which may arise in connection with sub-licensee’s use of the Software, Derivative Products or Documentation.